Exhibit 99.1

                          STAR MULTICARE SERVICES, INC.
                                  [Letterhead]

                             N E W S   R E L E A S E

                    F O R   I M M E D I A T E   R E L E A S E

COMPANY              STEPHEN STERNBACH, CEO
CONTACT:             (516) 423-6688


                 STAR MULTI CARE COMPLETES ACQUISITION OF AMSERV


           HICKSVILLE, NEW YORK, AUGUST 26, 1996 -- Star Multi Care Services, Inc. (NASDAQ, NM: SMCS), today reported it completed the previously announced acquisition of Amserv Healthcare Inc. (NASDAQ: AMSR), a La Jolla, California-based provider of healthcare services, with annual revenues of approximately $13 million.

           In the acquisition, each share of Amserv common stock was converted into the right to receive 0.4090 of a share of common stock of Star, effective Friday, August 23, 1996. Fractional shares of Star Multi Care common stock will not be issued, and shareholders of record entitled to fractional shares will be issued cash instead.

           With completion of the Amserv acquisition, Star Multi Care Services has substantially penetrated New Jersey and Ohio, two new markets. As a result, Star has added facilities in Edison, Elizabeth, Fair Lawn, South Orange, and Union City, NJ, and Mansfield, OH. Star's other facilities are in Oswego, Rome, Syracuse and Brooklyn, NY; Long Beach, Hicksville, Huntington, Medford, and Riverhead, Long Island; and Lake Worth, Hollywood and Miami, FL.

           "The acquisition of Amserv dramatically increases Star's operating service area, and enlarges our sales base to more than $50 million, as we move forward. Our growth through this acquisition positions Star as one of the fastest growing, publicly traded home healthcare companies in the nation, and moves us closer to our goal of becoming a $100 million-plus company by the end of the century," Stephen Sternbach, president and chief executive officer, said.

           Star Multi Care Services is a primary provider of proprietary, custodial and high-tech home healthcare services and staffing to hospitals and other medical facilities.